Exhibit 16.1

June 22, 2020
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for General Electric Company (the “Company”) and, under the date of February 24, 2020, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2019 and 2018, and the effectiveness of internal control over financial reporting as of December 31, 2019. On June 19, 2020, we were notified that the Company selected Deloitte & Touche LLP as its principal accountant for its fiscal year ending December 31, 2021, and the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020, and the issuance of our reports thereon. We have read the Company's statements included under Item 4.01 of its Form 8-K dated June 22, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with any of the Company’s statements in the last paragraph regarding the Company not consulting with Deloitte & Touche LLP.

Very truly yours, /s/ KPMG LLP